EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF

BENTLEY PHARMACEUTICALS, INC.

Bentley Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

A.            That the Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on May 1, 1998, restated such Certificate of Incorporation on October 29, 1999 and amended such Restated Certificate of Incorporation on December 22, 1999 and July 3, 2003.

B.            That the Board of Directors of the Corporation duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “GCL”), resolutions setting forth an amendment to the Restated Certificate of Incorporation of said Corporation and declaring such amendment to be advisable and directing that such amendment be presented to the stockholders of the Corporation for consideration and approval.

C.            That at least a majority in interest of the stockholders of the Corporation voting together as a single class duly approved the amendment at the Corporation’s annual meeting of stockholders held on June 11, 2004 in accordance with Section 242 of the GCL.

D.            The resolutions setting forth the amendment state that the Restated Certificate of Incorporation of the Corporation be amended to remove Article XIX in its entirety.

IN WITNESS WHEREOF, BENTLEY PHARMACEUTICALS, INC. has caused this Certificate to be signed by its authorized officer on this 23rd day of July, 2004.

BENTLEY PHARMACEUTICALS, INC.

By:	/s/ James R. Murphy
Name: James R. Murphy
Title: President and Chief Executive Officer